Exhibit 9.01

NEWS FOR IMMEDIATE RELEASE
JULY 9, 2019

CONTACTS:
ROBERT W. WALKER, PFBI President and CEO	P. J. SHEFFEL, FNBJ President and CEO
(304) 525-1600	(606) 340-3015

MICHAEL R. MINEER,
CDB President and CEO
(606) 796-1001

PREMIER FINANCIAL BANCORP, INC. ANNOUNCES
AGREEMENT TO PURCHASE THE FIRST NATIONAL BANK OF JACKSON

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GM-PFBI), a $1.7 billion community financial holding company with two bank subsidiaries, and The First National Holding Company of Jackson, (“First Holding”), a $101 million single bank holding company headquartered in Jackson, Kentucky jointly announce that they have entered into a definitive agreement whereby Citizens Deposit Bank and Trust (“Citizens Deposit”), Premier’s wholly owned subsidiary headquartered in Vanceburg, Kentucky, will acquire The First National Bank of Jackson, (“Jackson Bank”), the wholly owned subsidiary of First Holding, in a cash purchase valued at approximately $14.8 million.  In conjunction with the acquisition by Citizens Deposit, Jackson Bank will be merged into Citizens Deposit.  The resulting merger will expand Citizens Deposit’s full service footprint into the Jackson, Kentucky market place.

Premier President and CEO Robert W. Walker commented, “We are pleased to announce the proposed purchase that would expand our footprint in the Kentucky market.  As a cash purchase, the earnings from the two Jackson Bank locations will become immediately accretive to Premier’s earnings upon consummation of the merger.  We look forward to including the customers of Jackson Bank in the family of Premier Financial Bancorp’s community banking franchise.”

First Holding and Jackson Bank President and CEO P. J. Sheffel stated, “We are excited by the opportunity to merge with Citizens Deposit and Premier.  We believe Premier is a vibrant and growing community bank franchise.  Their management team has a history of operating banks that are strong, healthy performers within their local communities with an inviting, friendly community bank atmosphere.  Through Citizens Deposit’s network of branch locations all along the Ohio River from Florence and Fort Wright, Kentucky in the Cincinnati Metro Area to Proctorville, Ohio and Huntington, West Virginia, we believe our customers will not only enjoy the expansion in locations in which to bank but also enjoy Citizens Deposit’s ever-increasing modern financial products and services.  Due to First National Bank of Jackson having a 110-year history of serving Jackson, Breathitt County, and surrounding areas, it was vitally important to us to choose a merger partner that would ensure the community service our area has become accustomed to and expect to continue for years to come. We sincerely believe we have found that with Citizens Deposit and Premier.

Exhibit 9.01 - Continued

Citizens Deposit President and CEO Michael R. Mineer added, “We are pleased that Jackson Bank has chosen to merge with Citizens Deposit.  As a community bank we understand the need to take care of the communities in which we serve through our financial services and community style service. We will continue to provide great customer service based on sound banking practices along with new technologies that will allow even greater connectivity to our bank such as internet and mobile banking, electronic bank statements, and checking accounts with fraud prevention features such as ‘Debit Card Secure Lock,’ as well as credit monitoring services and alerts that help customers manage their personal financial information and help detect identity fraud. We are delighted to be able to expand our footprint and provide more services and locations for our new customers.”

Under terms of the definitive agreement, Citizens Deposit will pay book value, or approximately $14.8 million, in cash for Jackson Bank and will merge Jackson Bank’s two branch locations into Citizens Deposit’s operating system early in the fourth quarter of 2019.  The transaction, which is subject to satisfaction of various contractual conditions and requires approval by bank regulatory agencies and the shareholders of First Holding, is anticipated to close early in the fourth quarter of 2019.  Investment Bank Services, Inc. served as financial advisor to First Holding.

Premier Financial Bancorp announced annual 2018 earnings of $20,168,000, or $1.47 per diluted share, an annualized return on average assets of approximately 1.30%.  More recently, Premier announced a 20.3% increase in its first quarter 2019 net income to $6,176,000 for the quarter, or $0.42 per diluted share.  Citizens Deposit Bank currently operates branch locations in 14 communities and towns along the Ohio River including Ft. Wright, Florence, and Cold Spring, Kentucky in the Cincinnati, Ohio Metro area; Maysville, Tollesboro and Vanceburg, Kentucky; Ironton, Proctorville and Ripley, Ohio and Huntington, West Virginia.  Premier Financial Bancorp also owns Premier Bank, a $1.26 billion bank headquartered in Huntington, West Virginia which currently operates branch locations in 30 communities and towns including Charleston, Madison, Lewisburg, Logan, Ravenswood, Ripley, Spencer, Gassaway, Buckhannon and Bridgeport, West Virginia; Richmond and Hampton, Virginia; as well as five branches in the Metro Washington DC area.

Safe Harbor Statement:

Statements made in this news release that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  Words or phrases such as “expect,” “believe,” “intend,” “plan,” “estimate,” “may,” “should,” “will likely result,” “will continue,” “is anticipated,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to and involve known and unknown risks, uncertainties and other factors, including but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in Premier's filings with the SEC.  As a result, actual results may differ materially from the forward-looking statements in this news release.  Premier and the First National Holding Company of Jackson caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Premier and First Holding undertake no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Exhibit 9.01 - Continued

Premier encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance.  Premier undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of Premier’s documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov under the stock symbol “PFBI”.